Exhibit 99.1

Prestige Consumer Healthcare Inc. Reports Fiscal 2027 Second Quarter Results

•Q2 Revenue of $336.3 million, up 22.7% versus prior year
•Q2 Diluted EPS of $0.53; Adjusted Diluted EPS of $1.13, compared to prior year Adjusted Diluted EPS of $1.07
•The Breathe Right® portfolio and LaCorium acquisitions performed as expected in first full quarter of ownership
•Adjusting guidance outlook range to $1,280 to $1,290 million in revenue, $4.48 to $4.55 in Adjusted Diluted EPS

TARRYTOWN, N.Y.--(GLOBE NEWSWIRE)-November 5, 2026-- Prestige Consumer Healthcare Inc. (NYSE:PBH) today reported financial results for its second quarter and first half fiscal 2027 ended September 30, 2026.

“We were pleased with our second quarter and first half revenue and EPS performance, driven by continued strength in our leading brands and strong early contributions from the Breathe Right® portfolio and LaCorium acquisitions that closed in June and July, respectively. Our portfolio performed in line with our expectations, with strong consumption growth across channels including eCommerce. This translated into strong mid-single-digit earnings growth and sets us up for continued strong free cash flow moving forward,” said Ron Lombardi, Chief Executive Officer of Prestige Consumer Healthcare.

Second Fiscal Quarter Ended September 30, 2026

Reported revenues in the second quarter of fiscal 2027 of $336.3 million increased 22.7% from $274.1 million in the second quarter of fiscal 2026, but decreased 1.6% excluding the impacts of foreign currency and a $65.1 million contribution from the acquisition of the Breathe Right® portfolio and LaCorium. The organic revenue performance versus the prior year comparable period reflected the expected headwind associated with order timing in Q1 and a decline in Clear Eyes®.

Reported net income for the second quarter of fiscal 2027 totaled $25.3 million, or $0.53 in diluted earnings per share, compared to $42.2 million, or $0.86 in diluted earnings per share, for the comparable period of fiscal 2026. On an adjusted non-GAAP basis, second quarter fiscal 2027 net income totaled $53.8 million, or $1.13 in diluted earnings per share, versus $52.5 million in net income and $1.07 in diluted earnings per share in the prior year comparable period.

Adjustments to net income in the second quarter of fiscal 2027 included certain costs associated with acquisitions including integration, transition, purchase accounting, legal and various other costs, such as costs associated with improving and optimizing the acquired Pillar5 facility for increases in long-term capacity, a loss on extinguishment of debt, associated tax adjustments and a normalized tax adjustment pertaining to the establishment of a valuation allowance against deferred tax assets. The adjustment to the second quarter of fiscal 2026 relates to a discrete tax item pertaining to establishing a taxable presence in a new state.

Six Months Ended September 30, 2026

Reported revenues for the first six months of fiscal 2027 totaled $602.0 million and compared to revenues of $523.6 million for the first six months of fiscal 2026. Revenues increased 15.0% versus the prior year comparable period and 0.7% excluding the impact of foreign currency and a $71.0 million contribution from the acquisition of the Breathe Right® portfolio and LaCorium. The organic revenue increase for the first six months reflected increased demand across the broad portfolio which more than offset a decline in Clear Eyes®.

Reported net income for the first six months of fiscal 2027 totaled $54.5 million versus the prior year comparable period net income of $89.7 million. Non-GAAP adjusted net income for the first six months of fiscal 2027 totaled $100.3 million versus the prior year comparable period’s adjusted net income of $99.9 million. Diluted earnings per share were $1.14 for the first six months of fiscal 2027 compared to $1.81 per share in the prior year comparable period. Non-GAAP adjusted diluted earnings per share of $2.11 for the first six months of fiscal 2027 increased over the prior year comparable period’s adjusted diluted earnings per share of $2.02.

Adjustments to net income in the first six months of fiscal 2027 included certain costs associated with acquisitions including integration, transition, purchase accounting, legal and various other costs, such as costs associated with improving and optimizing the acquired Pillar5 facility for increases in long-term capacity, as well as a loss on extinguishment of debt, associated tax adjustments, and a normalized tax adjustment pertaining to the establishment of a valuation allowance against deferred tax assets. The adjustment to the first six months of fiscal 2026 relates to a discrete tax item pertaining to establishing a taxable presence in a new state.

Free Cash Flow and Balance Sheet

The Company's net cash provided by operating activities for the first six months of fiscal 2027 was $108.7 million, compared to $136.5 million during the prior year comparable period. Non-GAAP adjusted free cash flow in the first six months of fiscal 2027 was $123.0 million compared to $133.6 million in the prior year comparable period.

The Company's net debt position as of September 30, 2026 was approximately $2 billion. On July 15, 2026, the Company issued $400 million of new 6.25% senior notes due July 2034, which replaced the same principal of senior notes previously due in fiscal 2028.

Segment Review

North American OTC Healthcare: Segment revenues of $271.8 million for the second quarter fiscal 2027 increased 17.8% compared to the prior year comparable quarter's segment revenues of $230.8 million. The revenue increase was driven by a $47.5 million contribution from the acquisitions of the Breathe Right® portfolio and LaCorium, partially offset by lower base business sales associated with accelerated order timing in first quarter fiscal 2027.

For the first six months of the current fiscal year, reported revenues for the North American OTC segment were $498.0 million, which compared to $443.3 million in the prior year comparable period.
The revenue increase was primarily driven by a $52.0 million contribution from the acquisitions of the Breathe Right® portfolio and LaCorium, as well as higher CompoundW® and TheraTears® sales.

International OTC Healthcare: Fiscal second quarter 2027 segment revenues of $64.5 million increased 48.7% compared to $43.4 million reported in the prior year comparable period. The revenue performance was primarily driven by a $17.6 million contribution from the acquisitions of the Breathe Right® portfolio and LaCorium, as well as double-digit sales growth for Hydralyte®.

For the first six months of the current fiscal year, reported revenues for the International OTC Healthcare segment were $104.0 million, an increase of approximately 30% over the prior year comparable period’s revenues of $80.3 million. Strong revenue growth was primarily driven by a $19.0 million contribution from the acquisitions of the Breathe Right® portfolio and LaCorium, as well as continued growth for Hydralyte®.

Updated Fiscal 2027 Outlook

Ron Lombardi, Chief Executive Officer, stated, "We are updating our fiscal 2027 outlook for revenues to $1,280 million to $1,290 million and adjusted diluted EPS of $4.48 to $4.55 primarily to reflect recent variability in Clear Eyes® production at Pillar5, which is expected to reduce product availability and revenue in the second half. While supply remains limited for Clear Eyes®, we continue to invest in our Pillar5 production site with the intent of delivering consistent quality output that generates long-term growth for the brand."

"It's important to note that our outlook for the remainder of the portfolio is unchanged, with the base business delivering growth and our recent acquisitions on track to deliver sales and profit consistent with our prior guidance. Against a challenging consumer environment, this is a testament to our trusted brands and diversified business model."

“We remain confident in our business, the strategic investments we have made over the past twelve months, and our medium-term outlook for approximately 10% annual revenue growth, approximately 8% annual EPS growth, and nearly $900 million of aggregate free cash flow over the next three years. The acquisitions of Breathe Right® and LaCorium provide attractive long-term growth opportunities as we integrate these brands into our portfolio. The acquisition of Pillar5 will provide vertical integration of our eye care supply chain and an important platform for continued investment in capacity, reliability and long-term growth. Together, these investments further strengthen our diversified portfolio and financial profile while supporting strong free cash flow, debt reduction and future capital deployment,” Mr. Lombardi concluded.

	Previous Fiscal 2027 Outlook	Current Fiscal 2027 Outlook
Revenue	$1,290 to $1,315 million	$1,280 to $1,290 million
Organic Revenue Growth	+1.0% to +3.0%	~ Flat
Adjusted Diluted E.P.S.	$4.55 to $4.65	$4.48 to $4.55
Adjusted Free Cash Flow	$270 million or more	$265 million or more

Second Quarter Fiscal 2027 Conference Call, Accompanying Slide Presentation and Replay

The Company will host a conference call to review its second quarter and first half fiscal 2027 results today, November 5, 2026 at 8:30 a.m. ET. The Company provides a live Internet webcast, a slide presentation to accompany the call, as well as an archived replay, all of which can be accessed from the Investor Relations page of the Company's website at http://www.prestigeconsumerhealthcare.com. To participate in the conference call via phone, participants may register for the call here to receive dial-in details and a unique pin. While not required, it is recommended to join 10 minutes prior to the event start. The slide presentation can be accessed from the Investor Relations page of the Company’s website by clicking on Webcasts and Presentations.

A conference call replay will be available for approximately one week following completion of the live call and can be accessed on the Company’s Investor Relations page.

Non-GAAP and Other Financial Information

In addition to financial results reported in accordance with generally accepted accounting principles (GAAP), we have provided certain non-GAAP financial information in this release to aid investors in understanding the Company's performance. Each non-GAAP financial measure is defined and reconciled to its most closely related GAAP financial measure in the “About Non-GAAP Financial Measures” section at the end of this earnings release.

Note Regarding Forward-Looking Statements

This news release contains "forward-looking statements" within the meaning of the federal securities laws that are intended to qualify for the Safe Harbor from liability established by the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" generally can be identified by the use of forward-looking terminology such as "guidance," "outlook," "may," "will," "would," “believe,” “set up,” "expect," “on track,” "anticipate,” “positioned,” or "continue" (or the negative or other derivatives of each of these terms) or similar terminology. The "forward-looking statements" include, without limitation, statements regarding the Company's future operating results including revenues, organic growth, adjusted diluted earnings per share, and adjusted free cash flow; supply of Clear Eyes® and return to category leadership; the expected impact of Breathe Right® and LaCorium Health acquisitions on the Company’s sales and profit; the Company’s ability to rapidly reduce debt; and the Company’s ability to manage through the current environment through its business strategy and diverse product portfolio. These statements are based on management's estimates and assumptions with respect to future events and financial performance and are believed to be reasonable, though are inherently uncertain and difficult to predict. Actual results could differ materially from those expected as a result of a variety of factors, including the impact of business and economic conditions, including as a result of evolving U.S. and international tariffs, labor shortages, inflation and geopolitical instability, consumer trends, the impact of the Company’s advertising and marketing and new product development initiatives, customer inventory management initiatives and ordering patterns, fluctuating foreign exchange rates, competitive pressures, and the ability of the Company’s manufacturing operations and third party manufacturers and logistics providers and suppliers to meet demand for its products and to avoid inflationary cost increases and disruption as a result of labor shortages. A discussion of other factors that could cause results to vary is included in the Company's Annual Report on Form 10-K for the year ended March 31, 2026 and other periodic reports filed with the Securities and Exchange Commission.

About Prestige Consumer Healthcare Inc.

Prestige Consumer Healthcare Inc. (NYSE: PBH) is a leading consumer healthcare company growing trusted, category-defining brands. Headquartered in New York, the Company markets, sells, manufactures and distributes its products across the U.S., Canada, Australia, and select other international markets. Its diverse portfolio of iconic brands includes Breathe Right®, Monistat®, Summer's Eve®, BC®, Goody's®, Dramamine®, Fleet®, Hydralyte®, Gaviscon®, DenTek®, TheraTears®, Clear Eyes®, Compound W®, Dermal Therapy®, Chloraseptic®, Luden's®, Little Remedies®, Boudreaux's Butt Paste®, Nix®, and Debrox®, among others. Learn more at www.prestigeconsumerhealthcare.com.

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income and Comprehensive Income
(Unaudited)

	Three Months Ended September 30,		Six Months Ended September 30,
(In thousands, except per share data)	2026	2025	2026	2025
Total Revenues	$336,307	$274,114	$602,017	$523,644

Cost of Sales
Cost of sales excluding depreciation	160,512	120,043	286,978	226,758
Cost of sales depreciation	3,257	2,492	6,313	4,976
Cost of sales	163,769	122,535	293,291	231,734
Gross profit	172,538	151,579	308,726	291,910

Operating Expenses
Advertising and marketing	52,226	38,701	86,894	73,638
General and administrative	30,893	28,037	74,196	56,493
Depreciation and amortization	8,707	5,171	14,404	10,353
Total operating expenses	91,826	71,909	175,494	140,484
Operating income	80,712	79,670	133,232	151,426

Other expense
Interest expense, net	30,026	10,036	43,971	20,239
Loss on extinguishment of debt	1,360	—	1,360	—
Other expense, net	1,876	501	1,910	277
Total other expense, net	33,262	10,537	47,241	20,516
Income before income taxes	47,450	69,133	85,991	130,910
Provision for income taxes	22,155	26,922	31,519	41,233
Net income	$25,295	$42,211	$54,472	$89,677

Earnings per share:
Basic	$0.53	$0.86	$1.15	$1.82
Diluted	$0.53	$0.86	$1.14	$1.81

Weighted average shares outstanding:
Basic	47,495	49,025	47,479	49,249
Diluted	47,593	49,264	47,599	49,547

Comprehensive income, net of tax:
Currency translation adjustments	1,352	655	42	6,059
Total other comprehensive income	1,352	655	42	6,059
Comprehensive income	$26,647	$42,866	$54,514	$95,736

Prestige Consumer Healthcare Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

(In thousands)	September 30, 2026	March 31, 2026

Assets
Current assets
Cash and cash equivalents	$46,515	$63,868
Accounts receivable, net of allowance of $24,135 and $18,187, respectively	244,124	191,920
Inventories	179,203	159,132
Prepaid expenses and other current assets	22,286	16,564
Total current assets	492,128	431,484

Property, plant and equipment, net	116,868	121,689
Operating lease right-of-use assets	24,621	27,780
Finance lease right-of-use assets, net	20,136	21,776
Goodwill	705,264	581,109
Intangible assets, net	3,357,059	2,299,605
Other long-term assets	5,585	10,870
Total Assets	$4,721,661	$3,494,313

Liabilities and Stockholders' Equity
Current liabilities

Accounts payable	$44,020	$22,791
Accrued interest payable	16,528	15,578
Operating lease liabilities, current portion	7,218	6,910
Finance lease liabilities, current portion	2,743	2,656
Other accrued liabilities	97,994	72,989
Total current liabilities	168,503	120,924

Long-term debt, net	2,079,324	993,953
Deferred income tax liabilities	489,533	447,417
Long-term operating lease liabilities, net of current portion	17,509	20,955
Long-term finance lease liabilities, net of current portion	16,576	17,968
Other long-term liabilities	5,551	5,580
Total Liabilities	2,776,996	1,606,797

Total Stockholders' Equity	1,944,665	1,887,516
Total Liabilities and Stockholders' Equity	$4,721,661	$3,494,313

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Six Months Ended September 30,
(In thousands)	2026	2025
Operating Activities
Net income	$54,472	$89,677
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20,717	15,329
Loss on disposal of property and equipment	333	131
Deferred and other income taxes	15,460	23,211
Amortization of debt origination costs	2,109	889
Amortization of acquired inventory step-up	17,207	—
Stock-based compensation costs	5,225	5,449
Loss on extinguishment of debt	1,360	—
Non-cash operating lease cost	4,192	3,879
Changes in operating assets and liabilities, net of the effects of acquisitions:
Accounts receivable	(45,392)	(2,580)
Inventories	3,566	(10,277)
Prepaid expenses and other current assets	(6,181)	(11,767)
Accounts payable	16,023	22,545
Accrued liabilities	24,003	3,923
Operating lease liabilities	(4,185)	(3,839)
Other	(256)	(71)
Net cash provided by operating activities	108,653	136,499

Investing Activities
Purchases of property, plant and equipment	(7,327)	(2,940)
Acquisitions, net of cash acquired	(1,193,557)	—
Other	(1,757)	(1,927)
Net cash (used in) investing activities	(1,202,641)	(4,867)

Financing Activities
Proceeds from issuance of Term Loan	1,140,000	—
Net increase in line of credit	887	—
Term loan repayments	(30,000)	—
Proceeds from issuance of senior notes	400,000	—
Repayment of senior notes	(400,000)	—
Payments of debt issuance costs	(28,829)	—
Payments of finance leases	(1,231)	(1,147)
Proceeds from exercise of stock options	94	3,907
Fair value of shares surrendered as payment of tax withholding	(2,684)	(4,216)
Repurchase of common stock	—	(109,775)
Other	(1,486)	—
Net cash provided by (used in) financing activities	1,076,751	(111,231)
Effects of exchange rate changes on cash and cash equivalents	(116)	821
(Decrease) increase in cash and cash equivalents	(17,353)	21,222
Cash and cash equivalents - beginning of period	63,868	97,884
Cash and cash equivalents - end of period	$46,515	$119,106
Interest paid	$41,124	$21,879
Income taxes paid	$24,027	$25,088

Prestige Consumer Healthcare Inc.
Condensed Consolidated Statements of Income
Business Segments
(Unaudited)

	Three Months Ended September 30, 2026
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$271,812	$64,495	$336,307
Cost of sales	132,992	30,777	163,769
Gross profit	138,820	33,718	172,538
Advertising and marketing	40,488	11,738	52,226
Contribution margin	$98,332	$21,980	$120,312
Other operating expenses			39,600
Operating income			$80,712

*Intersegment revenues of $0.9 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2026
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$498,018	$103,999	$602,017
Cost of sales	243,257	50,034	293,291
Gross profit	254,761	53,965	308,726
Advertising and marketing	69,418	17,476	86,894
Contribution margin	$185,343	$36,489	$221,832
Other operating expenses			88,600
Operating income			$133,232
*Intersegment revenues of $1.6 million were eliminated from the North American OTC Healthcare segment.

	Three Months Ended September 30, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$230,756	$43,358	$274,114
Cost of sales	102,348	20,187	122,535
Gross profit	128,408	23,171	151,579
Advertising and marketing	32,033	6,668	38,701
Contribution margin	$96,375	$16,503	$112,878
Other operating expenses			33,208
Operating income			$79,670
*Intersegment revenues of $0.6 million were eliminated from the North American OTC Healthcare segment.

	Six Months Ended September 30, 2025
(In thousands)	North American OTC Healthcare	International OTC Healthcare	Consolidated
Total segment revenues*	$443,334	$80,310	$523,644
Cost of sales	194,526	37,208	231,734
Gross profit	248,808	43,102	291,910
Advertising and marketing	60,987	12,651	73,638
Contribution margin	$187,821	$30,451	$218,272
Other operating expenses			66,846
Operating income			$151,426
* Intersegment revenues of $1.2 million were eliminated from the North American OTC Healthcare segment.

About Non-GAAP Financial Measures
In addition to financial results reported in accordance with GAAP, we disclose certain Non-GAAP financial measures ("NGFMs"), including, but not limited to, Non-GAAP Organic Revenues, Non-GAAP Organic Revenue Change Percentage, Non-GAAP Adjusted Gross Margin, Non-GAAP Adjusted Gross Margin Percentage, Non-GAAP Adjusted General and Administrative Expense, Non-GAAP Adjusted General and Administrative Expense Percentage, Non-GAAP EBITDA, Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA, Non-GAAP Adjusted EBITDA Margin, Non-GAAP Adjusted Net Income, Non-GAAP Adjusted Diluted EPS, Non-GAAP Free Cash Flow, Non-GAAP Adjusted Free Cash Flow, and Net Debt. We use these NGFMs internally, along with GAAP information, in evaluating our operating performance and in making financial and operational decisions. We believe that the presentation of these NGFMs provides investors with greater transparency, and provides a more complete understanding of our business than could be obtained absent these disclosures, because the supplemental data relating to our financial condition and results of operations provides additional ways to view our operation when considered with both our GAAP results and the reconciliations below. In addition, we believe that the presentation of each of these NGFMs is useful to investors for period-to-period comparisons of results in assessing shareholder value, and we use these NGFMs internally to evaluate the performance of our personnel and also to evaluate our operating performance and compare our performance to that of our competitors.
These NGFMs are not in accordance with GAAP, should not be considered as a measure of profitability or liquidity, and may not be directly comparable to similarly titled NGFMs reported by other companies. These NGFMs have limitations and they should not be considered in isolation from or as an alternative to their most closely related GAAP measures reconciled below. Investors should not rely on any single financial measure when evaluating our business. We recommend investors review the GAAP financial measures included in this earnings release. When viewed in conjunction with our GAAP results and the reconciliations below, we believe these NGFMs provide greater transparency and a more complete understanding of factors affecting our business than GAAP measures alone.
NGFMs Defined
We define our NGFMs presented herein as follows:
•Non-GAAP Organic Revenues: GAAP Total Revenues excluding revenues associated with acquisitions and the impact of foreign currency exchange rates in the periods presented.
•Non-GAAP Organic Revenue Change Percentage: Calculated as the change in Non-GAAP Organic Revenues from prior year divided by prior year Non-GAAP Organic Revenues.
•Non-GAAP Adjusted Gross Margin: GAAP Gross Profit minus amortization of inventory fair value step-up, acquired facility remediation, period overhead and idle capacity costs.
•Non-GAAP Adjusted Gross Margin Percentage: Calculated as Non-GAAP Adjusted Gross Margin divided by GAAP Total Revenues.
•Non-GAAP Adjusted General and Administrative Expense: GAAP General and Administrative expenses minus costs associated with acquisitions.
•Non-GAAP Adjusted General and Administrative Expense Percentage: Calculated as Non-GAAP Adjusted General and Administrative expense divided by GAAP Total Revenues.
•Non-GAAP EBITDA: GAAP Net Income before interest expense, net, provision for income taxes, and depreciation and amortization.
•Non-GAAP EBITDA Margin: Calculated as Non-GAAP EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted EBITDA: Non-GAAP EBITDA before amortization of inventory fair value step‑up, acquired facility remediation, period overhead and idle capacity costs, costs associated with acquisitions, and loss on extinguishment of debt.
•Non-GAAP Adjusted EBITDA Margin: Calculated as Non-GAAP adjusted EBITDA divided by GAAP Total Revenues.
•Non-GAAP Adjusted Net Income: GAAP Net Income before amortization of inventory fair value step-up, depreciation of idle assets during remediation period, acquired facility remediation, period overhead and idle capacity costs, costs associated with acquisitions in General and Administrative Expense, loss on extinguishment of debt, applicable tax impact associated with these items and normalized tax rate adjustments.
•Non-GAAP Adjusted Diluted EPS: Calculated as Non-GAAP Adjusted Net Income, divided by the diluted weighted average number of shares outstanding during the period.
•Non-GAAP Free Cash Flow: Calculated as GAAP Net cash provided by operating activities less cash paid for capital expenditures.
•Non-GAAP Adjusted Free Cash Flow: Non-GAAP free cash flow plus acquisition and other costs paid.
•Net Debt: Calculated as total principal amount of debt outstanding ($2,110,000 at September 30, 2026) less cash and cash equivalents ($46,515 at September 30, 2026). Amounts in thousands.

The following tables set forth the reconciliations of each of our NGFMs (other than Net Debt, which is reconciled above) to their most directly comparable financial measures presented in accordance with GAAP.

Reconciliation of GAAP Total Revenues to Non-GAAP Organic Revenues and related Non-GAAP Organic Revenue Change percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
(In thousands)
GAAP Total Revenues	$336,307	$274,114	$602,017	$523,644
Revenue Change	22.7%		15.0%
Adjustments:
Revenues associated with acquisitions (a)	(65,083)	—	(71,028)	—
Impact of foreign currency exchange rates	—	1,530	—	3,616
Total adjustments	(65,083)	1,530	(71,028)	3,616
Non-GAAP Organic Revenues	$271,224	$275,644	$530,989	$527,260
Non-GAAP Organic Revenue Change	(1.6)%		0.7%
(a) Revenues associated with our Breathe Right® portfolio and LaCorium Health acquisitions are excluded for purposes of calculating Non-GAAP organic revenues. These revenue adjustments relate to our North America and International OTC Healthcare segments.

Reconciliation of GAAP Gross Profit to Non-GAAP Adjusted Gross Margin and related Non-GAAP Adjusted Gross Margin percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
(In thousands)
GAAP Total Revenues	$336,307	$274,114	$602,017	$523,644

GAAP Gross Profit	$172,538	$151,579	$308,726	$291,910
GAAP Gross Profit as a Percentage of GAAP Total Revenue	51.3%	55.3%	51.3%	55.7%
Adjustments:
Amortization of inventory fair value step‑up	14,367	—	17,207	—
Acquired facility remediation, period overhead and idle capacity costs (a)	7,079	—	14,227	—
Total adjustments	21,446	—	31,434	—
Non-GAAP Adjusted Gross Margin	$193,984	$151,579	$340,160	$291,910
Non-GAAP Adjusted Gross Margin as a Percentage of GAAP Total Revenues	57.7%	55.3%	56.5%	55.7%

(a) Represents manufacturing and administrative overhead incurred during a remediation period following the acquisition of Pillar5, during which production was significantly constrained. As a result, normal overhead absorption levels were not achieved, leading to elevated unit costs. Management believes these costs are not indicative of the Company’s expected ongoing operating cost structure once the facility is fully remediated and operating at normal production levels.

Reconciliation of GAAP General and Administrative Expense and related GAAP General and Administrative Expense percentage to Non-GAAP Adjusted General and Administrative expense and related Non-GAAP Adjusted General and Administrative Expense percentage:

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
(In thousands)
GAAP General and Administrative Expense	$30,893	$28,037	$74,196	$56,493
GAAP General and Administrative Expense as a Percentage of GAAP Total Revenue	9.2%	10.2%	12.3%	10.8%

Adjustments:
Costs associated with acquisitions (a)	722	—	13,545	—
Total adjustments	722	—	13,545	—
Non-GAAP Adjusted General and Administrative Expense	$30,171	$28,037	$60,651	$56,493
Non-GAAP Adjusted General and Administrative Expense Percentage as a Percentage of GAAP Total Revenues	9.0%	10.2%	10.1%	10.8%

(a) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.

Reconciliation of GAAP Net Income to Non-GAAP EBITDA and related Non-GAAP EBITDA Margin, Non-GAAP Adjusted EBITDA and related Non-GAAP Adjusted EBITDA Margin:

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
(In thousands)
GAAP Net Income	$25,295	$42,211	$54,472	$89,677
Interest expense, net	30,026	10,036	43,971	20,239
Provision for income taxes	22,155	26,922	31,519	41,233
Depreciation and amortization	11,964	7,663	20,717	15,329
Non-GAAP EBITDA	$89,440	$86,832	$150,679	$166,478
Non-GAAP EBITDA Margin	26.6%	31.7%	25.0%	31.8%

Adjustments:
Amortization of inventory fair value step‑up	14,367	—	17,207	—
Acquired facility remediation, period overhead and idle capacity costs (a)	7,079	—	14,227	—
Costs associated with acquisitions in G&A (b)	722	—	13,545	—
Loss on extinguishment of debt	1,360	—	1,360	—
Total adjustments	23,528	—	46,339	—
Non-GAAP Adjusted EBITDA	$112,968	$86,832	$197,018	$166,478
Non-GAAP Adjusted EBITDA Margin	33.6%	31.7%	32.7%	31.8%
(a) Represents manufacturing and administrative overhead incurred during a remediation period following the acquisition of Pillar5, during which production was significantly constrained. As a result, normal overhead absorption levels were not achieved, leading to elevated unit costs. Management believes these costs are not indicative of the Company’s expected ongoing operating cost structure once the facility is fully remediated and operating at normal production levels.
(b) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.

Reconciliation of GAAP Net Income and GAAP Diluted Earnings Per Share to Non-GAAP Adjusted Net Income and related Non-GAAP Adjusted Diluted Earnings Per Share:

	Three Months Ended September 30,				Six Months Ended September 30,
	2026	2026 Diluted EPS	2025	2025 Diluted EPS	2026	2026 Diluted EPS	2025	2025 Diluted EPS
(In thousands, except per share data)
GAAP Net Income and Diluted EPS	25,295	$0.53	42,211	$0.86	54,472	$1.14	89,677	$1.81
Adjustments:
Amortization of inventory fair value step‑up	14,367	0.30	—	—	17,207	0.36	—	—
Depreciation of idle assets during remediation period (a)	71	—	—	—	141	—	—	—
Acquired facility remediation, period overhead and idle capacity costs (b)	7,079	0.15	—	—	14,227	0.30	—	—
Costs associated with acquisitions in General and Administrative Expense (c)	722	0.02	—	—	13,545	0.28	—	—
Loss on extinguishment of debt	1,360	0.03	—	—	1,360	0.03	—	—
Tax impact of adjustments (d)	(5,741)	(0.12)	—	—	(11,300)	(0.24)	—	—
Normalized tax rate adjustments (e)	10,612	0.22	10,261	0.21	10,612	0.22	10,261	0.21
Total adjustments	28,470	0.60	10,261	0.21	45,792	0.95	10,261	0.21
Non-GAAP Adjusted Net Income and Adjusted Diluted EPS	$53,765	$1.13	$52,472	$1.07	$100,264	$2.11	$99,938	$2.02
(a) Represents depreciation expense recorded during the remediation period following the acquisition of Pillar5, during which certain production lines were not operating. Management believes this depreciation is not reflective of expected ongoing depreciation levels once the facility is fully remediated and operating at normal production levels.
(b) Represents manufacturing and administrative overhead incurred during a remediation period following the acquisition of Pillar5, during which production was significantly constrained. As a result, normal overhead absorption levels were not achieved, leading to elevated unit costs. Management believes these costs are not indicative of the Company’s expected ongoing operating cost structure once the facility is fully remediated and operating at normal production levels.
(c) Costs related to the consummation of the acquisition process such as legal and other acquisition-related professional fees.
(d) The income tax adjustments are determined using applicable rates in the taxing jurisdictions in which the above adjustments relate and includes both current and deferred income tax expense (benefit) based on the specific nature of specific Non-GAAP performance measure.
(e) Income tax adjustments to adjust for discrete income tax items.
Note: Amounts may not add due to rounding.

Reconciliation of GAAP Net Income to Non-GAAP Free Cash Flow and Non-GAAP Adjusted Free Cash Flow:

	Three Months Ended September 30,		Six Months Ended September 30,
	2026	2025	2026	2025
(In thousands)
GAAP Net Income	$25,295	$42,211	$54,472	$89,677
Adjustments:
Adjustments to reconcile net income to net cash provided by operating activities as shown in the Statement of Cash Flows	48,077	29,324	66,603	48,888
Changes in operating assets and liabilities, net of effects of acquisitions as shown in the Statement of Cash Flows	(35,507)	(14,049)	(12,422)	(2,066)
Total adjustments	12,570	15,275	54,181	46,822
GAAP Net cash provided by operating activities	37,865	57,486	108,653	136,499
Purchases of property and equipment	(3,624)	(2,102)	(7,327)	(2,940)
Non-GAAP Free Cash Flow	34,241	55,384	101,326	133,559
Acquisition and other costs paid	5,000	—	21,664	—
Non-GAAP Adjusted Free Cash Flow	$39,241	$55,384	$122,990	$133,559

Outlook for Fiscal Year 2027:

Reconciliation of Projected GAAP Net cash provided by operating activities to Projected Non-GAAP Free Cash Flow and Projected Non-GAAP Adjusted Free Cash Flow:

(In millions)
Projected FY'27 GAAP Net cash provided by operating activities	$269
Additions to property and equipment for cash	(26)
Projected FY'27 Non-GAAP Free Cash Flow	243
Acquisition and other costs paid	22
Projected FY'27 Non-GAAP Adjusted Free Cash Flow	$265

Reconciliation of Projected GAAP Diluted EPS to Projected Non-GAAP Adjusted Diluted EPS (a):

	Low	High
Projected FY'27 GAAP Diluted EPS	$3.53	$3.60
Adjustments:
Costs associated with Pillar5 manufacturing optimization and integration	0.30	0.30
Costs associated with acquisitions of the Breathe Right® portfolio and LaCorium Health	0.64	0.64
Loss on extinguishment of debt	0.03	0.03
Tax impact of adjustments and normalized tax rate adjustments	(0.02)	(0.02)
Total adjustments	$0.95	$0.95
Projected FY'27 Non-GAAP Adjusted Diluted EPS	$4.48	$4.55
(a) The above reconciliation of this forward-looking non-GAAP financial measure only includes adjustments for Q1 and Q2 2027 and does not include additional adjustments for the remainder of fiscal 2027. These future adjustments are highly uncertain, given the significant variability and difficulty in making accurate projections of the adjustments related to the Breathe Right® portfolio and LaCorium Health acquisitions and the costs associated with Pillar5 manufacturing optimization and integration. As a result, the Company is unable to quantify those future adjustments, which are likely significant, without unreasonable efforts.